Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of February 2015, by and between MedAssets, Inc., a Delaware corporation (the “Company”), and R. Halsey Wise (“Executive”).
W I T N E S S E T H :

WHEREAS, Executive is currently a non-employee director of the Company; and

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a) “AAA” shall have the meaning set forth in Section 19(b) hereof.

(b) “Accounting Firm” shall have the meaning set forth in Section 14 hereof.

(c) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(d) “Agreement” shall have the meaning set forth in the preamble hereto.

(e) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(f) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(g) “Board” shall mean the Board of Directors of the Company.

(h) “Cause” shall mean (i) Executive’s act(s) of willful misconduct in the course of Executive’s employment hereunder, (ii) Executive’s act(s) of gross negligence in the course of Executive’s employment hereunder, that result in, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any other member of the Company Group, (iii) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (iv) Executive’s conviction of or pleading “guilty” or “ no contest” to a felony, (v) any material violation by Executive of the written material policies of the Company Group, or (vi) Executive’s material breach of this Agreement or breach of the Non-Interference Agreement. For purposes of this definition of Cause, no act or failure to act on the part of Executive shall be considered “willful” if it is done, or omitted to be done, by Executive in good faith and with a good faith belief that Executive’s act or omission was in the best interests of the Company. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to Executive had such termination been by the Company for Cause.

(i) “Change in Control” shall have the meaning set forth in the Plan, as in effect on the date hereof, and without regard to any amendments thereto that are not consented to by Executive.

(j) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under any of them.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(l) “Commencement Date” shall mean February 17, 2015.

(m) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(n) “Company” shall have the meaning set forth in the preamble hereto.

(o) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(p) “Compensation Committee” shall mean the Compensation Committee of the Board.

(q) “Continuation Period” shall mean the eighteen (18) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(r) “Delay Period” shall have the meaning set forth in Section 13 hereof.

(s) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(t) “Executive” shall have the meaning set forth in the preamble hereto.

(u) “Excise Tax” shall have the meaning set forth in Section 14 hereof.

(v) “Extension Term” shall mean the period specified in Section 2 hereof.

(w) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, reporting relationships or responsibilities as set forth in Section 3 hereof, including, without limitation, the failure of Executive to be renominated to the Board or to be nominated or named to the board of directors of any entity that acquires control of more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary; provided, however, that the Company’s appointment and/or election of a non-executive Chairman shall not in of itself constitute Good Reason, (ii) a reduction in Base Salary set forth in Section 4(a) hereof, Annual Bonus opportunity set forth in Section 4(b) hereof, or long-term incentive grant opportunity set forth in Section 4(c)(ii) hereof, in each case, other than pursuant to an across-the-board reduction applicable on a proportional basis to all similarly situated executives that does not exceed 10% of the applicable compensation element, (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof), (iv) the failure of the Company’s successor to assume this Agreement (whether explicitly or by operation of law), or (v) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) – (iv) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(x) “Inducement Grant” shall have the meaning set forth in Section 4(c)(i) hereof.

(y) “Initial Term” shall mean the period specified in Section 2 hereof.

(z) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(aa) “Payment” shall have the meaning set forth in Section 14 hereof.

(bb) “Performance-Based Inducement RSUs” shall have the meaning set forth in Section 4(c)(i) hereof.

(cc) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(dd) “Plan” shall mean Company’s Long Term Performance Incentive Plan, as may be amended or amended and restated from time to time.

(ee) “Protected Period” shall mean the twenty-four (24) month period following the consummation of a Change in Control, or, if longer, the period following a Change in Control that ends on the day after the third anniversary of the Commencement Date.

(ff) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B.

(gg) “Rules” shall have the meaning set forth in Section 19(b) hereof.

(hh) “Safe Harbor Amount” shall have the meaning set forth in Section 14 hereof.

(ii) “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(jj) “Temporary Injunctive Relief” shall have the meaning set forth in Section 19(b) hereof.

(kk) “Term” shall mean the period specified in Section 2 hereof.

(ll) “Time-Based Inducement RSUs” shall have the meaning set forth in Section 4(c)(i) hereof.

Section 2. Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein; provided that the Executive understands and agrees that the Company has a subsidiary payroll entity, MedAssets Services, LLC, a Delaware limited liability company, that may be the actual employer of record with all governmental agencies and may be responsible for fulfilling all of the Company’s payroll and benefits obligations (other than equity-based compensation) under this Agreement. The Term shall commence on the Commencement Date and, unless terminated sooner as provided in Section 8 hereof, shall continue during the period ending on the close of business of the three (3) year anniversary of the Commencement Date (the “Initial Term”). The term of this Agreement shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than one hundred eighty (180) days prior to the expiration of the then-applicable Term.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time), reporting directly to the Board, and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. The Company shall nominate Executive for election as a member of the Board at each annual meeting of the stockholders of the Company during the Term at which Executive’s seat is up for re-election to the extent such nomination is not prohibited by legal or regulatory requirements, and while serving on the Board, Executive shall be appointed as Chairman, unless and until a non-executive Chairman is appointed.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that Executive may serve on one non-competing public company board without Board consent, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c) Principal Place of Employment. Executive’s principal place of employment shall be in the Jacksonville, Florida metropolitan area, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive further understands and agrees he will be required to spend sufficient time at the Company’s headquarters to effectively perform his duties and responsibilities.

(d) Stock Purchase. The Company expects and Executive has agreed that during the six (6) month period beginning on the Commencement Date, Executive will use his reasonable best efforts to purchase shares of Common Stock for his own account in open market transactions at cost at the time of purchase of at least $2,000,000; provided, however, that such purchase or purchases of shares shall comply with all internal Company policies, including, but not limited to, policies concerning black-out periods and the purchase or sale of Company securities, and any applicable securities laws. Executive shall retain such shares for the Initial Term and, thereafter, as needed to satisfy the minimum stock ownership guidelines established by the Company and in effect from time to time. In order to assist Executive in fulfilling the foregoing obligation, the Company will, upon Executive’s request at a time when Executive does not have material non-public information, provide reasonable assistance to Executive in establishing a Prearranged Trading Plan pursuant to SEC Rule 10b5-1, under which Executive may make prior arrangements to purchase shares of Common Stock. These purchases are in addition to, and not a part of, any of the shares being offered to Executive by the Company as a part of any inducement or long-term incentive grants described in Section 4(c).

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $700,000, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Compensation Committee from reducing Executive’s Base Salary as part of an across-the-board reduction applicable on a proportional basis to all similarly situated executives of the Company that does not exceed 10% of Base Salary. The Compensation Committee shall review Executive’s Base Salary from time to time, but no less than annually, during the Term.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term, commencing with the 2015 fiscal year (the “Annual Bonus”). The Annual Bonus for each fiscal year shall be 100% of Base Salary for target performance, 50% of Base Salary for threshold performance, and 150% of Base Salary for superior performance, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee in consultation with Executive and communicated to Executive. Executive’s Annual Bonus for 2015 shall be prorated based on the number of days worked in that year. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c) Inducement Grant and Annual Long-Term Incentive Grants.

(i) Inducement Grant. Promptly following the Compensation Committee meeting that is scheduled to occur on March 18, 2015, the Company shall grant to Executive a number of restricted stock units having an aggregate value of $5,000,000 (the “Inducement Grant”). The Inducement Grant shall be subject to the terms of the Plan and award agreements in the standard forms utilized by the Company for similarly situated executives. The number of restricted stock units that shall be granted pursuant to the Inducement Grant shall be determined based on the average trading price of the Company’s common stock, par value $0.01 per share, during the fifteen (15) day trading period immediately preceding the March 18, 2015 Compensation Committee meeting (subject to a minimum price per share of $16 and a maximum price per share of $24), or by mutual agreement of the parties at the time the applicable award agreements governing the Inducement Grant are executed. Fifty percent (50%) of the restricted stock units granted pursuant to the Inducement Grant shall be subject to time-based vesting conditions (the “Time-Based Inducement RSUs”), with one-third (1/3rd) of such restricted stock units vesting on December 31, 2015 and one-third (1/3rd) of such restricted stock units vesting on each of the second (2nd) and third (3rd) anniversaries of the Commencement Date, subject to Executive’s continuous employment through the applicable vesting date(s), and fifty percent (50%) of the restricted stock units granted pursuant to the Inducement Grant shall be subject to performance-based vesting conditions (the “Performance-Based Inducement RSUs”) tied to achievement of the annualized revenue growth goals (above the Company’s revenue for the fiscal year ended December 31, 2015) described in the following table over the period commencing on January 1, 2016 and ending on December 31, 2017. For the avoidance of doubt, revenue growth for 2016 will be measured against 2015 revenue, 2017 revenue growth will be measured against 2016 revenue and the results of those two measurements will be averaged to determine the performance level for purposes of the Performance-Based Inducement RSUs.

Performance Level	Annualized Revenue Growth	Restricted Stock Units Earned
Maximum	8%	150%
Target	6%	100%
Threshold	4%	50%
Notes:
1. If performance falls between stated performance levels, the restricted stock units earned will be calculated based on a straight-line interpolation. Vesting of earned units will occur on December 31, 2017 and the Compensation Committee shall calculate the number of units earned as soon as practicable following the completion of the Company’s audited financial statements for the fiscal year ending December 31, 2017.

2. Revenue growth is organic revenue growth. Revenue from acquisitions will not count towards organic revenue growth. The loss or the addition of a large client does count towards the revenue growth calculation. Additionally, the growth rate may vary from year to year as long as the overall growth rate over three years is achieved.

(ii) Long-Term Incentive Grants. Executive shall be eligible for annual equity incentive grants or other long-term incentive awards under the Plan or any successor equity-based plans, as determined by the Compensation Committee in respect of each fiscal year during the Term. For the 2015 fiscal year, Executive shall be granted an equity award in connection with the Company’s regular grant cycle having an aggregate value of $2,750,000, prorated based on the number of days worked in that year and with no more than 75% of such award being subject to performance-based vesting conditions. Awards granted pursuant to this Section 4(c)(ii) shall be granted on such terms and conditions as may be determined by the Compensation Committee, and the terms of such grants shall be governed by the terms of the Plan or any successor equity-based plans, as well as separate award agreements in the standard forms utilized by the Company for similarly situated executives.

(iii) Director Grants. Upon the Commencement Date, Executive shall cease to be entitled to any further compensation as a non-management member of the Board, but any equity-based awards granted prior to the Commencement Date shall continue to vest in accordance with their terms.

(iv) Change in Control. Notwithstanding any provision of the Plan or applicable award agreements to the contrary, if Executive’s employment is terminated by the Company without Cause pursuant to Section 8(d) hereof, or by Executive with Good Reason pursuant to Section 8(e) hereof, in each case, during the Protected Period, then (A) any outstanding, unvested Time-Based Inducement RSUs, (B) if the definitive agreement in respect of the applicable Change in Control is executed during the first year of the Term, a portion of any outstanding, unvested Performance-Based Inducement RSUs, pro-rated to reflect the number of days Executive was employed during the period commencing on the Commencement Date and ending on December 31, 2017, and (C) if the definitive agreement in respect of the applicable Change in Control is executed following the first year of the Term, any outstanding, unvested Performance-Based Inducement RSUs, shall vest; provided, however, that if a surviving or acquiring entity does not provide for the assumption of any outstanding, unvested restricted stock units granted pursuant to the Inducement Grant, such restricted stock units shall immediately vest upon a Change in Control. If no such termination or resignation occurs during the Protected Period and Executive’s outstanding, unvested restricted stock units granted pursuant to the Inducement Grant are assumed by the surviving or acquiring entity, such awards shall continue to vest pursuant to the terms of the applicable plans and award agreements. Any outstanding Performance-Based Inducement RSUs held by Executive that vest pursuant to this Section 4(c)(iv) shall vest and be earned at the target level of performance.

Section 5. Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, perquisites and other benefits provided generally to similarly situated executives of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, including travel expenses, entertainment expenses, and professional membership fees, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and will execute all documents reasonably requested for Executive to confirm such resignations. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iii) Full vesting of his Inducement Grant (with the Performance-Based Inducement RSUs vesting at the target level of performance).
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination provided, however, that with respect to any Cause termination relying on clause (v) of the definition of Cause set forth in Section 1(h) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of thirty (30) days written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iii) Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred; provided, that in the event the termination of Executive’s employment occurs during the Protected Period, Executive shall be entitled to receive payment of the target Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, assuming target level of performance was achieved, such amount to be paid in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment hereunder;

(iv) An amount equal to two (2) times the sum of Executive’s Base Salary plus target Annual Bonus for the fiscal year during which such termination occurs, payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment hereunder;

(v) In the event the termination of Executive’s employment occurs during the Protected Period, an additional amount equal to the sum of Executive’s Base Salary plus target Annual Bonus for the fiscal year during which such termination occurs, in consideration for Executive’s undertakings set forth in the Non-Interference Agreement, and subject to compliance therewith, payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment hereunder;

(vi) To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Continuation Period, the Company will pay Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (vi) shall cease earlier than the expiration of the Continuation Period in the event that Executive becomes eligible to receive health benefits, including through a spouse’s employer; provided, however, that in the event the termination of Executive’s employment occurs during the Protected Period and such other health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such health plan would otherwise begin, the Company’s obligations under this clause (vi) shall continue with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other health plan lapses or expires or (B) the Continuation Period. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company on behalf of Executive pursuant to this clause (vi) shall be imputed to Executive as additional taxable income to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Company shall no longer provide such medical and dental benefits to Executive, but shall provide Executive with cash payments of equivalent value;

(vii) Outplacement services for a period of twelve (12) months following the date of Executive’s termination of employment hereunder, at a level commensurate with Executive’s position in accordance with the Company’s practices as in effect from time to time, in an amount not to exceed $50,000. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if Executive accepts employment with another employer, these outplacement benefits shall cease.

The payments and benefits described in clauses (ii)-(vii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, and Executive shall promptly repay to the Company any “applicable amount,” in the event that Executive materially breaches any provision of the Non-Interference Agreement. For purposes hereof, the “applicable amount” shall be the payments or benefits paid or provided to Executive pursuant to clauses (ii)-(vii) above, or, in the event the termination of Executive’s employment occurs during the Protected Period, only the payments and benefits described in clause (v) above, in each case, multiplied by a fraction, the numerator of which shall be the number of days remaining in the twenty-four (24) month period commencing on the date of the termination of the Employment Period for any reason at the time of Executive’s material breach of the Non-Interference Agreement, and the denominator of which shall be 730.

Following termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

For purposes of this Agreement, a termination of Executive’s employment upon expiration of the Term following a following a notice of non-extension provided by the Company to Executive pursuant to Section 2 shall be deemed to be a termination of Executive’s employment by the Company without Cause.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit upon termination of employment pursuant to Section 4(c)(iii) or subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9. Non-Interference Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of undisputed amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(vi) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

Section 14. Golden Parachute Tax Provision.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent, certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and Executive.

Section 15. Clawbacks.

All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rule, regulation or Company policy, in each case as consistently applied to all similarly situated executives of the Company.

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith. The Company will require in a writing delivered to Executive that any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law and Jurisdiction.

(a) EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

(b) Any disputes arising under or in connection with this Agreement, other than an action brought to obtain injunctive relief in order to enforce the provisions of the Non-Interference Agreement, shall be resolved by final and binding arbitration before a single arbitrator as agreed upon between the Company and Executive in Wilmington, Delaware, under the Federal Arbitration Act, using the American Arbitration Association (the “AAA”) and in accordance with the commercial arbitration rules of the AAA (the “Rules”) then in effect. The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be final and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties. The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, or in connection with any statutory claim under applicable law. Each party otherwise shall pay its own attorneys’ fees in any such arbitration; provided, however, that the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration. Nothing in this Agreement shall prevent Executive or the Company from seeking, from a court of competent jurisdiction, temporary restraining orders or preliminary injunctions, without the necessity of posting a bond, to require or prevent certain acts or events (“Temporary Injunctive Relief”) in cases in which such Temporary Injunctive Relief would otherwise be authorized by law, and such court shall be entitled to award reasonable attorneys’ fees to the prevailing party in any such action under this Agreement. In such cases where Temporary Injunctive Relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction. This arbitration provision recognizes the rights and responsibilities of government agencies, including but not limited to, the Equal Employment Opportunity Commission and state agencies, to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by these government agencies. Nothing in this arbitration provision is intended to limit any right Executive may have to file a charge with or obtain relief from the National Labor Relations Board or to file a claim for workers’ compensation benefits and unemployment compensation benefit with the appropriate government agency. Executive understands and agrees that any such arbitration shall be conducted on an individual basis only, not a class basis, and Executive hereby waives any right to bring classwide claims before any arbitrator or in any forum. THE COMPANY AND EXECUTIVE UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES EACH IS WAIVING ANY RIGHT TO A JURY TRIAL.

Section 20. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. Expenses.

Each party shall be responsible for the payment of any attorneys’ fees and other expenses incurred by such party in the negotiation and drafting of this Agreement, except that the Company will pay or reimburse Executive for the reasonable and documented attorneys’ fees and expenses incurred by Executive (in an amount up to $20,000) in connection with the review, negotiation and drafting of this Agreement and any ancillary agreements.

Section 22. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 23. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the terms of the Director and Officer Indemnification Agreement, by and between Executive and the Company, remains, and will continue to remain, in full force and effect in accordance with its terms, and that this Agreement does not modify the terms of such agreement.

Section 24. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 4(c)(iii), and Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

* * *
[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEDASSETS, INC. /s/ Jonathan H. Glenn By: Jonathan H. Glenn Title: Executive Vice President, Chief Legal Officer and Secretary

EXECUTIVE /s/ R. Halsey Wise R. Halsey Wise

[Signature Page to Employment Agreement]

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, MedAssets, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the period of my employment with the Company (the “Employment Period”), I will have access to information about the Company and its direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group or as may be necessary to enforce my rights under any agreement with the Company, or to disclose to any person, firm, corporation, or other entity without prior written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (this “Agreement”).

(b) Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

Section 2. Inventions.

(a) Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant each member of the Company Group, and each member of the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of, or in connection with, such product or process.

(b) Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(e) State Nonassignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in California, Illinois, Washington, Kansas or Minnesota or otherwise entitled to the benefits of the state statutes of California, Illinois, Washington, Kansas or Minnesota during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate state statutes (including California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Revised Code of Washington Section 49.44.140(1), Kansas Statute K.S.A. §44-130, and Minn. Stat. §181.78, each incorporated herein by reference), this Section 2 shall not apply to such inventions.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, or as soon as practicable thereafter, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company information and then permanently delete and expunge such Company information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Restrictions on Interfering.

(a) Non-Competition. During the Employment Period and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b) Non-Interference. During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group. During the Post-Termination Non-Compete Period, whether a business activity is competitive will be determined at the time of termination of the Employment Period.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24) month anniversary of such date of termination.

(vi) “Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24) month anniversary of such date of termination.

(d) Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. By countersigning this Agreement, the Company will instruct its directors and officers not to make any disparaging or defamatory comments regarding me in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company, and the Company will not issue, authorize or condone any such comments.

Section 6. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10. General Provisions.

(a) Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURIDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, provided that nothing contained in this Agreement shall limit, restrict or adversely affect in any way the Company’s right, title or interest in any Company IP Rights transferred or assigned by me (or on my behalf) to the Company at any time prior to the date hereof. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.
* * *

I, R. Halsey Wise, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:

Date: February 17, 2015	/s/ R. Halsey Wise
(Signature)
R. Halsey Wise
(Type/Print Name)

[Signature Page to Non-Interference Agreement]

SCHEDULE A
LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

__X___    No Developments or improvements

_____ Additional Sheets Attached

Signature of Executive: /s/ R. Halsey Wise

Print Name of Executive: R. Halsey Wise

Date: February 17, 2015

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated February 17, 2015, with MedAssets, Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, R. Halsey Wise, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company, and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. I intend this Release to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of my Employment Agreement, (ii) any claims that cannot be waived by law, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Director and Officer Indemnification Agreement, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time, or (iv) any claims I may have as a stockholder of the Company.

I expressly acknowledge and agree that I –

▪ Am able to read the language, and understand the meaning and effect, of this Release;

▪ Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

▪ Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

▪ Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

▪ Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;

▪ Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

▪ Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

▪ Was advised to consult with my attorney regarding the terms and effect of this Release; and

▪ Have signed this Release knowingly and voluntarily.
_________________________

1
To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its [Chairman of the Board]. To be effective, such revocation must be received by the Company no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

* * *

I, __________________, have executed this Release of Claims on the date set forth below:

____________________________
R. Halsey Wise
Date: